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                                                                     EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT
                                       OF
                        CERTIFICATE OF INCORPORATION OF
                                VIDEO CITY, INC.


     Video City, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, does hereby certify:

     1. That the board of directors of the Corporation, at a meeting duly convened and held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

     RESOLVED, that Paragraph 4 of the Certificate of Incorporation of the Corporation be amended to read in full as follows:

          4. (a) The Corporation is authorized to issue two classes of stock, to be designated "Common Stock" and "Preferred Stock," respectively. The total number of shares which the Corporation is authorized to issue is thirty-two million (32,000,000) shares. The number of shares of Common Stock authorized to be issued is thirty million (30,000,000), with a par value of $0.01 per share. The number of shares of Preferred Stock authorized to be issued is two million (2,000,000), with a par value of $0.01 per share.

               (b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time by resolution or resolutions the designations and the powers, preferences and relative, participating, optional and other special rights, and without limitation the rights with respect to voting, dividends, conversion rights, redemption prices and liquidation preference, of any series of shares of Preferred Stock, and to establish from time to time the number of shares constituting any such series, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                       1.
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     2.  That in lieu of a meeting and vote of the stockholders, a majority of the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and said written consent was filed with the Corporation.

     3. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Robert Y. Lee, its Chairman of the Board, and James Craig Kelly, its Secretary, this 27th day of May, 1998.



                               /s/ Robert Y. Lee
                      ____________________________________
                      Robert Y. Lee, Chairman of the Board



(SEAL)                       /s/ James Craig Kelly
                      ____________________________________
                      James Craig Kelly, Secretary

                                       2.